SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2004

METROCALL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21924	54-1215634
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

6677 Richmond Highway, Alexandria, Virginia	22306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 660-6677

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

     On October 5, 2004, Metrocall Holdings, Inc. (“Metrocall”), Arch Wireless, Inc. (“Arch”) and USA Mobility, Inc. (“USA Mobility,” a recently-formed corporation created to facilitate the merger of Metrocall and Arch, formerly Wizards-Patriots Holdings, Inc.) entered into an amendment to the Agreement and Plan of Merger, dated as of March 29, 2004, by and among USA Mobility, Wizards Acquiring Sub, Inc., Metrocall, Patriots Acquiring Sub, Inc., and Arch. The amendment was duly authorized and approved by their respective boards of directors. The amendment provides that the board of directors of USA Mobility, Inc., other than David Abrams, to be appointed and meet prior to the effectiveness of the merger to enable the timely formation of the audit, compensation and nominating and governance committees of USA Mobility. In addition, the amendment permits Arch to amend its option plan to extend the period during which directors who will not become directors of USA Mobility may exercise their vested options from 60 days to 210 days following the merger.

Item 8.01      Other Events

     On October 11, 2004, Metrocall and Arch entered into a commitment letter (the “Commitment Letter”) with UBS Loan Finance LLC and UBS Securities LLC that provides for a senior secured term loan facility of up to $140.0 million (the “Bank Facility”) for Metrocall, Inc. and Arch Wireless Operating Company, Inc., the operating subsidiaries of Arch and Metrocall (the “Borrowers”). The purpose of the Bank Facility is to fund, in part, the $150.0 million cash portion of the consideration that Metrocall stockholders will receive in the proposed merger between Metrocall and Arch. The Bank Facility may be used to pay fees, commissions and expenses related to the merger and related transactions. The Bank Facility will have a term of two years from the closing date. The Bank Facility will amortize in eight equal quarterly installments with interest equal to (i) an interest margin of 125 or 150 basis points (depending on how the Bank Facility is rated), plus the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of UBS AG, as established from time to time at its Stamford Branch, or (ii) an interest margin of 225 or 250 basis points (depending on how the Bank Facility is rated), plus the rate equal to the London Interbank Offered Rate for the corresponding deposits of U.S. dollars. UBS will be entitled to change the structure, pricing, terms or collateral package of the Bank Facility, subject to certain limitations, to the extent necessary or advisable for the successful syndication of the Bank Facility. Funds drawn under the Bank Facility may be prepaid at any time without premium or penalty.

     The Bank Facility will be guaranteed on a joint and several basis by USA Mobility, Inc., the corporate entity formed to serve as the new publicly-traded parent company of Metrocall and Arch following consummation of the merger, and substantially all of its subsidiaries. The Bank Facility will be secured by pledges of the equity interests of Metrocall, Arch and substantially all of their respective subsidiaries and liens on most of their respective assets. USA Mobility and its subsidiaries will enter into cash management arrangements that will require them to maintain a minimum cash balance of $35 million, subject to certain exceptions. The Bank Facility will require mandatory prepayments for, among other things, proceeds from asset sales, proceeds from debt or preferred stock issuances and 50% of proceeds from common stock issuances and excess cash flow. The Bank Facility will contain covenants that are customary for a facility of this type, including a minimum interest coverage ratio, maximum leverage ratio and maximum capital expenditure levels. The Bank Facility will contain customary representations and warranties, events of default and conditions. Among others, conditions to funding for the Bank Facility include: (a) each of Metrocall and Arch meeting certain specified EBITDA requirements and (b) after giving pro forma effect to the merger and all payments to be made in connection therewith, USA Mobility must have at least $60 million of unrestricted cash on hand as of the date of funding.

     UBS may terminate the commitment at any time prior to entering into a definitive agreement if, among other things, UBS, Metrocall and Arch are not able to enter into a definitive loan agreement prior to December 1, 2004 or there is a material adverse change in the business, results of operations, condition (financial or otherwise), assets or liabilities of Metrocall or Arch. UBS may also terminate the commitment if a material adverse change or material disruption has occurred after October 11, 2004 in the financial, banking or capital markets which has had or could reasonably be expected to have a material adverse effect on the syndication of the Bank Facility. While Metrocall anticipates that it will close on the facility with UBS, there can be no assurance that negotiations on the Bank Facility will result in definitive agreements or that the Bank Facility, as negotiated, will be on the terms and conditions described herein or otherwise acceptable to it. Consummation of the merger is subject to several conditions, including antirust clearance and shareholder approval.

Item 9.01.      Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

2.1	Amendment No. 1, dated as of October 5, 2004, to the Agreement and Plan of Merger, dated as of March 29, 2004, by and among the USA Mobility, Inc. (formerly Wizards-Patriots Holdings, Inc.), Wizards Acquiring Sub, Inc., Metrocall Holdings, Inc., Patriots Acquiring Sub, Inc., and Arch Wireless, Inc.

* * *

This filing includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the consummation and timing of the merger between Metrocall Holdings, Inc and Arch Wireless, Inc. and expected future revenues, liquidity, products and growth opportunities of the combined company. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors, financial markets, the failure of the proposed transaction described above to be completed for any reason or the parties being unable to recognize the benefits of the transaction. More detailed information about those factors is contained in Metrocall’s and Arch’s filings with the Securities and Exchange Commission, including their respective annual reports on Form 10-K for the year ended December 31, 2003, each as amended by an Amendment No. 1 to Form 10-K filed on April 29, 2004, Metrocall’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 as amended by an Amendment No. 1 to Form 10-Q filed on June 11, 2004 and Amendment No. 2 to Form 10-Q filed on July 16, 2004, Metrocall’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 as amended by an Amendment No. 1 to Form 10-Q filed on August 20, 2004, and Arch’s quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

USA Mobility, Inc. (formerly Wizards-Patriots Holdings, Inc.), a recently-formed Delaware corporation that will become the parent holding company for each of Metrocall and Arch upon completion of the proposed merger, has filed an amended Registration Statement on Form S-4 with the SEC containing the form of a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Investors are urged to read the definitive joint proxy statement/prospectus and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Metrocall or Arch with respect to the proposed transaction may be obtained free of charge by contacting Metrocall Holdings, Inc., 6677 Richmond Highway, Alexandria, Virginia 22306, Attention: Brett Mankey (tel.: 703-660-6677, extension 6231) or Arch Wireless, Inc., Attention: Bob Lougee, Lougee Consulting Group, 7 Bridgeton Way, Hopkinton, MA 01748, (tel.: 508-435-6117).

Investors should read the definitive joint proxy statement/ prospectus carefully before making any voting or investment decision.

Metrocall and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Metrocall. The directors and executive officers of Metrocall include: Vincent D. Kelly, Royce Yudkoff, Eugene I. Davis, Nicholas A. Gallopo, David J. Leonard Brian O’Reilly, Steven D. Scheiwe, George Z. Moratis and Stan Sech. Collectively, as of October 5, 2004, the beneficial common stock ownership of the directors and executive officers of Metrocall was approximately 1.8%. Stockholders may obtain additional information regarding the interests of such participants by reading the definitive joint proxy statement/prospectus.

Arch and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Arch stockholders. The directors and executive officers of Arch include: William E. Redmond, Jr, Richard A. Rubin, Samme L. Thompson, James V. Continenza, Eric Gold, Carroll D. McHenry, Matthew Oristano, J. Roy Pottle and C. Edward Baker, Jr. Collectively, as of October 5, 2004, the beneficial common stock ownership of the directors and executive officers of Arch was approximately 6.2%. Stockholders may obtain additional information regarding the interests of such participants by reading the definitive joint proxy statement/prospectus.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROCALL HOLDINGS, INC.

By:	/s/ George Moratis Name: George Z. Moratis Title: Chief Financial Officer and Treasurer

Dated: October 12, 2004

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment No. 1, dated as of October 5, 2004, to the Agreement and Plan of Merger, dated as of March 29, 2004, by and among the USA Mobility, Inc. (formerly Wizards-Patriots Holdings, Inc.), Wizards Acquiring Sub, Inc., Metrocall Holdings, Inc., Patriots Acquiring Sub, Inc., and Arch Wireless, Inc.